Exhibit 2.1

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment to Agreement and Plan of Merger (this “Amendment”) is entered into as of December 15, 2023, by and among SEGA SAMMY CREATION INC., a Japanese corporation (“Parent”), Arc Bermuda Limited, a Bermuda exempted company limited by shares and a wholly-owned subsidiary of Parent (“Merger Sub”), and GAN Limited, a Bermuda exempted company limited by shares (the “Company”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of November 7, 2023 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.2 of the Merger Agreement, prior to the receipt of the Requisite Shareholder Approval (as defined in the Merger Agreement), the Merger Agreement may be amended by the parties thereto at any time by execution of a written instrument signed on behalf of each of Parent, Merger Sub and the Company; and

WHEREAS, the parties desire to amend the Merger Agreement to correct certain information regarding the Requisite Shareholder Approval, all on the terms and subject to the conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the agreements and covenants set forth in the Merger Agreement and herein, and intending to be legally bound, the parties agree as follows:

1. Amendment of Merger Agreement. Section 3.2(d) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(d) The affirmative vote (in person or by proxy) of a simple majority of the votes cast by holders of Company Ordinary Shares, voting together as a single class, that are present (in person or by proxy) at the Company Shareholder Meeting at which at least two persons holding or representing by proxy more than fifty percent (50%) of the voting power represented by the Company Ordinary Shares (the “Requisite Shareholder Approval”), in each case, in favor of the approval of this Agreement, the Merger and the Statutory Merger Agreement, are the only votes or approvals of the holders of any class or series of share capital of the Company or any of its Subsidiaries that are necessary to approve this Agreement, the Statutory Merger Agreement and the Merger.

2. Effect on Other Provisions. Except as specifically modified by this Amendment, the terms, conditions and provisions of the Merger Agreement shall remain unmodified and in full force and effect. From and after the date of this Amendment, all references to the Merger Agreement shall mean the original Merger Agreement as amended by this Amendment.

3. Counterparts. This Amendment may be executed in one or more original, facsimile or .PDF counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of a signed Amendment by reliable electronic means, including facsimile, email, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), shall be an effective method of delivering the executed Amendment. This Amendment may be stored by electronic means and either an original or an electronically stored copy of this Amendment can be used for all purposes, including in any proceeding to enforce the rights and/or obligations of the parties to this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Agreement and Plan of Merger as of the date first set forth above.

SEGA SAMMY CREATION INC.

By:	/s/ Naoki Kameda
Name:	Naoki Kameda
Title:	President & CEO

ARC BERMUDA LIMITED

By:	/s/ Naoki Kameda
Name:	Naoki Kameda
Title:	Director

GAN LIMITED

By:	/s/ Seamus McGill
Name:	Seamus McGill
Title:	Interim Chief Executive Officer

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